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                                                                   Exhibit 10.52

                                               Vice President, Human Resources





                                October 19, 2001


Hans-Peter Hasler
25 Lovers Lane
Southborough, MA 01772

Dear Hans-Peter:

As an Executive Vice President of Biogen, we know you will continue to be a key contributor to Biogen's mission, vision, and values. On August 1, 2001, you joined Biogen at the Executive Vice President level. Since then, we have been in the process of conducting a comprehensive review of the compensation and benefits associated with various executive levels at our company.

As a result of our review, I am pleased to note you are eligible for the following compensation/and or benefits as outlined below.

TARGET BONUS: Your incentive target is 50% of your base salary.

LONG TERM INCENTIVES: Biogen has adopted a new approach to communicating and granting stock options to employees. You will be eligible for an annual merit stock option grant, based on a design which emphasizes the future expected value of the grant. The details of how we will communicate and value options will be outlined in December.

CHANGE OF CONTROL: You have been designated as a "Designated Employee" for purposes of Biogen's 1985 Non-Qualified Stock Option Plan. If at any time within two years following a Corporate Transaction (as defined in the stock option plan) your employment with Biogen is terminated by Biogen other than for cause, then each outstanding option held by you will automatically accelerate so that the option immediately becomes fully exercisable and may be exercised for a period of one year following the termination of your employment or, if earlier, until the expiration of the option. Please read the stock option plan for more details about the rights of a Designated Employee in the event of a Corporate Transaction and any applicable limitations.

VACATION: You are entitled to an additional week of vacation each year. This week is over and above the company's normal vacation schedule (which is based upon years of service).

SUPPLEMENTAL SAVINGS PLAN: You will be entitled to participate in the Voluntary Executive Supplemental Savings Plan. This plan allows participants to defer [pretax] base salary and future bonuses. Enrollment in this plan takes place in December each year. You will be provided additional information on the plan at that time.

LIFE INSURANCE: You will have life insurance coverage that is the greater of $1,000,000 or three times your annual salary and subject to the normal medical standards of the life insurance policy.
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                                                Vice President, Human Resources





SEVERANCE: You will have a Minimum severance benefit that is the greater of the severance outlined in your letter dated June 22, 2001 or the severance outlined in the Executive Severance document, which has been included with this letter.

EXECUTIVE STOCK OWNERSHIP: You will be expected to acquire and maintain a personal financial interest in Biogen. Ownership is defined as stock held outright, stock held in the 401(k) plan and stock held under the Employee Stock Purchase Plan. Vested but unexercised shares would also be counted toward ownership guidelines. You will be required to maintain a financial interest of six times base salary. You will have a five-year period from the date of your appointment to Vice President to obtain this ownership level.

TAX PREPARATION: You are eligible to have your federal and state income taxes prepared by PricewaterhouseCoopers.

On behalf of Jim Mullen, please accept my sincere congratulations and best wishes for future success with Biogen.



                                              Sincerely,



                                              /s/ Frank A. Burke, Jr.
                                              Frank A. Burke, Jr.